Ernst & Young LLP Tel: +1 801 350 3300 Suite 1800 Fax: +1 801 350 3456 15 West South Temple ey.com Salt Lake City, UT 84101 April 17, 2020 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 1-U dated April 17, 2020, of Cottonwood Multifamily Opportunity Fund, Inc. and are in agreement with the statements contained in the second, third, fourth, and fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein. A member firm of Ernst & Young Global Limited